As filed with the Securities and Exchange Commission on    April 20,     1998
                                            Registration No.    333-46237

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   AMENDMENT NO. 1
                                     TO
                                   FORM S-3

                           REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                           CHAMPION ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

                 Michigan                           38-2743168
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)            Identification No.)

                         2701 University Drive, Suite 320,
                          Auburn Hills, Michigan 48326
                                (248) 340-9090
                (Address, including zip code, and telephone number,
                 including area code, of registrant's principal executive offices)

                            JOHN J. COLLINS, JR., ESQ.
                 Vice President-Secretary and General Counsel
                          Champion Enterprises, Inc.
                       2701 University Drive, Suite 320
                         Auburn Hills, Michigan 48326
                               (248) 340-9090
             (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

            The Commission is requested to send copies of all orders,
                       notices and other communications to:

                            D. RICHARD MCDONALD, ESQ.
                              Dykema Gossett PLLC
                     1577 North Woodward Avenue, Suite 300
                       Bloomfield Hills, Michigan  48304
                                 (248) 203-0859

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.     X

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE
==============================================================================

                                            Proposed Maximum   Proposed Maximum     Amount of
    Title of Securities      Amount to be       Offering          Aggregate        Registration
     to be Registered        Registered    Price per Share*    Offering Price*        Fee

      Common Stock,   **       550,266          $23.00           $12,656,118         $3,734
     $1.00 par value

==============================================================================
 * Estimated solely for purposes of computing the Registration Fee, at $23.00 per share, the average price for shares of the Common Stock on February 10, 1998, as reported on the New York Stock Exchange, pursuant to Rule 457(c).

** Attached to each share of Common Stock is one Right to Purchase 1/200 of a share of the Registrant's Preferred Stock, issued under the Registrant's Shareholder Rights Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
PAGE

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Subject to completion, dated    April        , 1998

                            PROSPECTUS

                    CHAMPION ENTERPRISES, INC.
                            Suite 320
                      2701 University Drive
                   Auburn Hills, Michigan 48326
                          (248) 340-9090


                  550,266 Shares of Common Stock

                           $1 par value


     The 550,266 shares of Common Stock of Champion Enterprises, Inc. (the "Company" or "CEI") offered by this Prospectus are outstanding shares of Common Stock, which may be sold from time to time in the market or in other transactions by certain selling shareholders of the Company. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any of the proceeds from these sales.

     The Common Stock is traded on the New York Stock Exchange. On April 15, 1998, the closing sale price for the Common Stock as traded on the New York Stock Exchange was $29.00, as reported in The Wall Street Journal.

                This offering is not underwritten.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

            The date of this Prospectus is    April       , 1998
PAGE

                                 CONTENTS

                                                                 Page
           Additional Information                                 2
           Incorporation of Certain Documents by Reference        3
           Forward Looking Statements                             3
           Plan of Distribution                                   4
           Selling Shareholders                                   5
                  Legal Matters                                   6
           Experts                                                6


                      ADDITIONAL INFORMATION

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in such instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying.

  Champion Enterprises, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; and 7 World Trade Center, 13th Floor, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

  The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference in this Prospectus:

  (a)    The Company's Annual Report on Form 10-K for the year ended January
      3, 1998.

  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph (a)
      above       .

  (c) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 1-9751 filed under the Securities Exchange Act of 1934.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

  The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to John J. Collins, Jr., Vice President-Secretary and General Counsel, Champion Enterprises, Inc., 2701 University Drive, Suite 320, Auburn Hills, Michigan 48326, (248) 340-9090.


                    FORWARD LOOKING STATEMENTS

  The Company may from time to time make written or oral forward looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. This Prospectus contains and incorporates by reference certain statements that could be considered forward looking. Such statements are or will be based on the Company's estimates, assumptions and projections, and are subject to risks and uncertainties, including those specifically listed below and those contained in the Company's reports previously filed with the SEC, that could cause actual results to differ materially from those included in the forward looking statements.

  Long term growth in the manufactured housing industry may be affected by:
(1) the relative cost of manufactured housing versus other forms of housing;
(2) general economic trends, including inflation and unemployment rates, consumer confidence, job growth and interest rates; (3) changes in demographics, including new household formations and the number of Americans on fixed income; (4) the availability and cost of financing for manufactured homes; (5) changes in government regulations and policies, including HUD regulations, local building codes and zoning regulations; and (6) changes in regional markets and the U.S. economy as a whole. Short-term sales could be affected by inclement weather and inventory levels of manufactured housing retailers. Fluctuations in interest rates may affect the demand for manufactured housing to the extent that those changes reduce job growth, slow the U.S. economy, or cause a loss in consumer confidence. The profitability of the registrant may also be affected by: (1) its ability to efficiently expand operations and utilize production capacity; (2) its ability to pass increased raw material costs, particularly lumber costs, on to its customers;
(3) market share position; (4) growth in the manufactured housing industry as a whole; (5) the results of its acquisitions; and (6) strength of retail distribution.


                       PLAN OF DISTRIBUTION

  The 550,266 shares of Common Stock being offered by this Prospectus are being offered by certain shareholders of the Company listed under "Selling Shareholders" (the "Selling Shareholders"). These shares were issued to the Selling Shareholders by the Company in the acquisition of Cliff Ave. Investments, Inc. on February 10, 1998.

  The shares offered by the Selling Shareholders may be sold from time to time on the New York Stock Exchange or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares may be sold in transactions pursuant to Rule 144 under the Securities Act of 1933, in which case any shares sold pursuant to Rule 144 may be deemed to be restricted securities. The Selling Shareholders may also sell some or all of the shares in transactions involving broker-dealers who may acquire shares as principal. It is anticipated that all of the shares will be sold through one or more broker-dealers selected by the Company in the quantities and at the times determined by such broker-dealers. However, sales may also be made in the quantities, at the time, and through registered broker-dealers to be determined from time to time by each Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholders have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholders will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

  Sales of the shares offered by the Selling Shareholders will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker selected by the Company, and any expenses incurred by any Selling Shareholder in connection with the offering made thereby, will be borne by the Company. Any such brokerage commissions or expenses due to any broker engaged separately by any Selling Shareholder will be borne by such Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this Prospectus is a part and the filing fee thereunder. The Selling Shareholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act of 1933.

                       SELLING SHAREHOLDERS

  Certain information is provided below with respect to each of the Selling Shareholders. The information includes the name and address of each Selling Shareholder, present positions, offices and material relationships with the Company and its subsidiaries and any during the past three years, the number of shares of Common Stock of the Company beneficially owned, the number of shares offered by this Prospectus and the percentage of the Class of Common Stock to be owned by the Selling Shareholders after the offering.

                                                         Shares of CEI Common Stock
                       Present Positions, Offices                              Percent
                       or Relationships with CEI     Owned as of   Offered     of Class
                       and its Subsidiaries and      Date of this  by this     After
  Name and Address     Any During the Past 3 Years   Prospectus    Prospectus  Offering

James Scoular (1)        President                     353,594     353,148     *
                         Cliff Ave. Investments, Inc.


David J. Driver(2)       Secretary-Treasurer            89,863      89,863     *
                         Cliff Ave. Investments, Inc.

William G. Krum(3)       Vice President                 27,635      27,635     *
                         Cliff Ave. Investments, Inc.

Jacqueline R. Scoular    N/A                            26,540      26,540     *
Irrevocable Trust,
William N.
Scoular, Trustee (1)

Jeffrey A. Scoular       N/A                            26,540      26,540     *
Irrevocable Trust,
William N.
Scoular, Trustee (1)

Jennifer A. Scoular      N/A                            26,540      26,540     *
Irrevocable Trust,
William N.
Scoular, Trustee (1)


* Less than 1%
(1)  Address is 300 E. St. Andrews Drive, Sioux Falls, SD 57108.
(2)  Address is 2612 Mary Drive, Sioux Falls, SD 57105.
(3)  Address is 4420 Oak Ridge Avenue, Sioux Falls, SD 57103.


                         LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett PLLC of Bloomfield Hills, Michigan.


                             EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 3, 1998, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Redman Industries, Inc. incorporated by reference in Champion Industries' Annual Report (Form 10-K) for the year ended January 3, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 16.  Exhibits.

  Exhibit Number                  Description


       23(a)       Consent of Price Waterhouse LLP, independent accountants

       23(b)       Consent of Ernst & Young, LLP, independent accountants

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Champion Enterprises, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Auburn Hills, Michigan on April 20, 1998.

                                    CHAMPION ENTERPRISES, INC.

                                By: /s/ WALTER R. YOUNG, JR.
                                    Walter R. Young, Jr.
                                    Chairman of the Board of Directors,
                                    President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on April 20, 1998.

                                         Title

/s/ WALTER R. YOUNG, JR.
Walter R. Young, Jr.        Chairman of the Board of Directors,
                            President and Chief Executive Officer
                            (Principal Executive Officer)


/s/ JOSEPH H. STEGMAYER
Joseph H. Stegmayer         President, Retail Operations
                            and Chief Financial Officer
                            (Principal Financial Officer)

/s/ RICHARD HEVELHORST
Richard Hevelhorst          Controller
                            (Principal Accounting Officer)


        *
Robert W. Anestis           Director



        *
Frank J. Feraco            Director


        *
Selwyn Isakow              Director


        *
George R. Mrkonic          Director


        *
Johnson S. Savary          Director


        *
Robert W. Stark            Director


        *
Carl L. Valdiserri         Director


/s/ Joseph H. Stegmayer
* By Joseph H. Stegmayer
   Attorney-in-Fact

                        INDEX TO EXHIBITS

    Exhibit Number                    Description


        23(a)     Consent of Price Waterhouse LLP, independent accountants

        23(b)     Consent of Ernst & Young, LLP, independent accountants